EXHIBIT 99.2

VELCERA PHARMACEUTICALS, INC.

Audit Committee Charter

I.	Purpose.

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public, as applicable; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems.

•	Review and appraise the audit performed by the Corporation’s independent accountants, who shall report directly to the Committee.

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	Composition; Qualifications.

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, including being able to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. The Committee shall endeavor to have, as one of its members, an individual who qualifies as an “audit committee financial expert” in compliance with the criteria established by the Securities and Exchange Commission (the “Commission”).

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual organizational meeting of the Board or until their successors have been duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings.

The Committee shall meet at least on an annual basis, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.	Responsibilities and Duties.

To fulfill its responsibilities and duties, the Committee is expected to:

1.	Provide an open avenue of communication between the Corporation, the independent accountants and the Board.

2.	Review the Committee’s charter at least annually and recommend to the Board any necessary or desirable amendments as conditions may dictate.

3.
Maintain ultimate authority and responsibility for hiring and firing the independent accountants, and maintain direct responsibility for the appointment, compensation, and oversight of the independent accountants’ work (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Committee.

4.
Assess the effectiveness of the Corporation’s internal control environment, and evaluate the need for an internal audit function; Discuss with management any significant deficiencies in internal controls that have been identified by the Chief Executive Officer or Chief Financial Officer which could adversely affect the Corporation’s ability to record, process, summarize or report financial data.

5.
Confirm and assure the independence of the internal audit function and the independent accountant, including considering whether the independent accountant’s performance of permissible non-audit services and the compensation received for such services is compatible with the independent accountant’s independence.

6.	Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Corporation.

7.	Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

8.	Consider and review with the independent accountant:

(a)	The adequacy of the Corporation’s internal controls, including computerized information system controls and security.

(b)	Any related significant findings and recommendations of the independent accountant together with management’s responses thereto.

9.	Prior to the distribution of the annual audited financial statements, discuss the results of the audit with the independent accountant, including the following as applicable:

(a)	The Corporation’s annual financial statements and related footnotes.

(b)	The independent accountant’s audit of the financial statements and its report thereof.

(c)	Any significant changes required in the independent accountant’s audit plan.

(d)	Any serious difficulties or disputes with management encountered during the course of the audit.

(e)	Other matters related to the conduct of the audit which are to be communicated to the Committee under SAS numbers 61 and 90.

10.	Review with management, and if appropriate, with the independent accountants, the interim financial results that are distributed outside of the Corporation (if any).

11.	Review with management legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

12.
Review the Corporation’s critical accounting policies and estimates, all alternative treatments of financial information within GAAP discussed between the independent accounts and management, and all other material written communications between the independent accountants and management.

13.	Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

14.	The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

15.
The Committee has the authority to engage and determine funding for outside legal, accounting or other advisors and to obtain advice and assistance from such outside advisors as deemed appropriate to perform its duties and responsibilities.

16.	The Committee shall have the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

The Committee will perform such other functions as assigned by law, the Corporation’s charter or bylaws or the Board.

V.	Limitations on Committee Role.

While the Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The foregoing is the responsibility of management and the independent auditor. Further, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with applicable laws and regulations.

This Charter has been adopted by the Board of Directors of Velcera Pharmaceuticals, Inc. as of November 4, 2005.